EXHIBIT 99

J.B. Hunt Transport Services, Inc.            Contact:  Kirk Thompson
615 J.B. Hunt Corporate Drive                           President and
Lowell, Arkansas 72745                                  Chief Executive Officer
(NASDAQ:  JBHT)                                         (501) 820-8110

DATE:  JUNE 19, 1995                          FOR IMMEDIATE RELEASE

- -------------------------------------------------------------------------------

J.B. Hunt Transport Services, Inc. announced today that earnings for the second quarter ending June 30, 1995 will be significantly below expectations. Assuming freight volume does not increase dramatically during the last half of June, the Company could report near break even results for the second quarter.

A series of economic and industry dynamics has negatively impacted truck and intermodal transportation since early in the first quarter of 1995. As previously announced, the Company's freight volume slowed in February and March. Demand slipped further in April and May remained weak, and has continued to be unseasonably sluggish during early June. While domestic demand softened, the Mexican economic situation created significant imbalances of freight crossing the border and aggressive rate discounting of southbound business. Industry capacity that had been serving Mexico was shifted to domestic markets as well, further compounding supply vs. demand issues.

While widespread rate decreases have not occurred, demand has softened substantially and the quality of the freight mix has deteriorated thus preventing improvement in rates that had been anticipated at the beginning of the year. Higher fuel costs in May and a driver pay increase implemented in mid-April for the company's least experienced drivers added to margin pressure. In addition, fixed cost investments put in place to fuel planned growth for 1995 have not been optimized and have been inefficient up to now. Though the cost to recruit and retain drivers remains high, the company has been able to secure an adequate supply of drivers.

Kirk Thompson, President and Chief Executive Officer, stated "We are concerned that overall economic conditions are significantly softer than many people realize. In light of the soft demand, we are intensely reviewing all of our operations in order to reduce expenses, improve efficiency, and clarify the focus of the company. While cash flow remains strong, net capital expenditures are being reduced approximately 10% from our original plan."

Mr. Thompson added "A concentrated, in-depth evaluation of the company's lines of business has been conducted in the past month and improvements are being implemented. Particular attention is being directed at the execution of the basic fundamentals of our business. However, we have concluded that our long-term strategies are correct and working. We are re-committed to being the dominant provider of low cost, high quality transportation and logistics services to our customers. We strongly believe that once volume levels return to normal we will resume, and in fact accelerate the improvement in operating earnings we witnessed in the third and fourth quarters of 1994. We remain excited about the future, our position in the industry, and our ability to produce profitable growth."